Exhibit 10.9

[TVI Corporation Letter head]

April 3, 2002

RE:	Distributor Agreement

Dear Bob:

When countersigned below, this Letter Agreement will confirm our formal agreement regarding the terms whereby Fisher Safety, a division of Fisher Scientific Company LLC., Inc. (referred to herein as “Distributor”) agrees to act as the non-exclusive agent for TVI Corporation (referred to herein as “TVI”) for the sale and distribution of TVI’s line of integrated soft shelter systems for use in the hospital, military, and public safety markets (collectively referred to herein as the “Products”) to end user customers (referred to herein as “End Users”).

1. Relationship of the Parties. The relationship between TVI and Distributor shall be that of seller and buyer and nothing in this Agreement shall be construed as establishing a partnership or fiduciary relationship of any kind between the parties.

2. Prices. The minimum prices payable for the Products are listed on Exhibit A attached hereto, as amended from time to time. Any prices on Exhibit A are subject to increase from time to time by TVI, provided that no change in prices shall be effective with respect to any Orders already accepted by Distributor or TVI. In addition to the minimum prices listed on Exhibit A, as amended from time to time, Distributor shall also collect any sales, use, value added or other taxes or governmental charges attributable to the sale and distribution of the Products. Prices are FOB Glenn Dale, MD, and distributor pays all shipping and insurance related costs.

3. Submission of Orders. Distributor shall submit all orders for any of the Products (“Orders”) in writing to TVI at least thirty (30) days in advance of the requested delivery date. If TVI is unable to satisfy any Order within the time required or is otherwise unable to accept the order, it shall notify Distributor within five (5) business days after receipt of the Order. Distributor understands and agrees that any terms and conditions on its purchase order form will be superceded by this Letter Agreement, and in the event such terms and conditions conflict with the terms and conditions of this Letter Agreement, the terms and conditions of this Letter Agreement shall control.

4. Payment. The payment for all Products ordered by Distributor from TVI, and all other charges payable by Distributor, shall be due net thirty (30) days from the date of shipment by TVI. Distributor shall pay interest on all payments for payment received more than thirty (30) days after the date of shipment at the lesser of ONE AND ONE-HALF PERCENT(l-l/2%) PER MONTH, or the maximum rate permitted by applicable law. Distributor shall make payment to TVI for all Orders, regardless of whether or not Distributor has received payment from the End User.

5. Termination. Either party shall have the right to terminate this Agreement if the other party breaches a material term of this Agreement, and fails to cure such a breach within sixty (60) days from receipt of written notice from the non-breaching party. In addition, either party may terminate this Agreement for convenience upon sixty (60) days prior written notice to the other party. In the event of termination of this Agreement for any reason, Distributor will pay, within 60 days of any such termination, TVI for all Orders that have been submitted to TVI prior to such termination. Upon receipt of payment for all Orders, TVI shall ship to Distributor all applicable Products. Neither Party shall incur any liability whatsoever for any damage, loss, or expense of any kind suffered or incurred by the other arising from or incident to any terminations or expiration of this Agreement.

7. Use of TVI Trademarks. During the term of this Agreement, Disturber may use TVI’s names, marks, logos, designs, and other brand designations used by TVI in connection with the Products (collectively, the “TVI Trademarks”), on a nonexclusive basis solely in connection with its bona fide marketing and promotion of the products pursuant to this Agreement. Such use must comply with TVI’s trademark use policy, which may be

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updated from time to time in TVI’s sole and absolute discretion; provided, however, that notice of any updates or other changes to such use policy are provided to Distributor within a reasonable period in advance of their effective date and such changes do not negatively impact the rights granted to Distributor under this Agreement. All right, title and interest to the TVI Trademarks, and the goodwill pertaining to Distributor’s use of the TVI Trademarks, are reserved and shall at all times vest and remain in TVI.

8. Intellectual Property Rights. TVI shall retain all right, title and interest in the Products, and Distributor will not obtain any rights in the Products as a result of its responsibilities hereunder.

9. Product Warranty. The warranty with respect to the Products is as described in the warranty agreement provided with each Product (“Warranty Agreement”). This is the only warranty offered by TVI with respect to the Products. TVI does not warrant that the Product will meet the requirements of any Customer. THE WARRANTIES CONTAINED IN THE WARRANTY AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10. Distributor Warranties. Distributor represents and warrants that it: (a) will conduct business in manner that reflects favorably at all times on TVI and the good name, goodwill and reputation of the Products; (b) will not engage in any deceptive, misleading, or unethical practices; (c) will not make any false or misleading representations, with regard to TVI or the Products; and (d) will be responsible for any representations, warranties, or guarantees to End Users with respect to the features or capabilities of the Products that are inconsistent with the literature distributed by TVI.

11. Indemnity. Distributor agrees to defend, indemnify, and hold TVI, and its officers, directors, agents, and employees, harmless against all costs, expenses and losses (including reasonable attorney fees and costs) incurred through claims of third parties against TVI based on Distributor’s breach of any representations or warranties contained herein or as a result of any of Distributor’s actions or inactions. Distributor will not be held responsible for manufacturing defects of Products.

12. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CLAIM FOR INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST PROFITS (WHETHER DIRECT OR INDIRECT), LOST REVENUES (WHETHER DIRECT OR INDIRECT), LOSS OF GOODWILL, OR PUNITIVE DAMAGES, WHETHER ARISING UNDER TORT OR CONTRACT, EVEN IF THE PARTY HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL TVI’S CUMULATIVE AND TOTAL LIABILITY FOR ALL CLAIMS RELATING TO THIS AGREEMENT, EXCEED THE THEN-CURRENT TOTAL AMOUNT OF FEES PAID BY DISTRIBUTOR TO TVI PURSUANT TO THIS AGREEMENT.

13. Confidentiality. It is recognized that during the course of its work with TVI, Distributor may have occasion review information that is considered by TVI to be confidential or proprietary, including information relating to the Products, including inventions, patent, trademark, and copyright applications, improvements, know-how, specifications, drawings, cost data, process flow diagrams, customer and supplier lists, bills, ideas, and/or any other written material referring to same (the “Confidential Information”). Both during the term of this Agreement and thereafter, Distributor agrees to maintain in confidence such Confidential Information. Distributor further agrees to use all reasonable precautions to ensure that all such Confidential Information is properly protected and kept from unauthorized persons or disclosure. Distributor agrees that it will not, without first obtaining the prior written permission of TVI directly or indirectly utilize such Confidential Information in its own business, manufacture and/or sell any product that is based in whole or in part on such Confidential Information, and disclose such Confidential Information to any third party. TVI will honor all confidential information disclosed and identified by the distributor.

14. Miscellaneous. This Letter Agreement, including any Exhibits attached hereto, constitutes the entire Letter Agreement and supersedes all prior agreements, negotiations, representations and proposals, written and oral, relating thereto. This Letter Agreement may be amended or modified only in writing executed by both parties. The waiver or failure of any party to exercise any rights pursuant to this Letter Agreement shall not be deemed a waiver or other limitation of any right or future right. Distributor may not assign this Letter Agreement without the prior

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written consent of TVI, which consent may be withheld in TVI’s sole discretion. Except as expressly set forth herein, each party shall bear its own costs, expenses, taxes and other charges whatsoever incurred in connection with the execution and performance of this Letter Agreement. In the event that any action is filed in relation to this Letter Agreement, the party which does not prevail in such action shall pay the reasonable attorneys’ fees and other costs and expenses including investigation costs, incurred by the prevailing party in such proceedings. This Letter Agreement shall be interpreted and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of the law thereof, and any disputes arising hereunder shall be adjudicated in the federal or state courts of Maryland, to whose jurisdiction Distributor hereby irrevocably submits and as to venue Distributor hereby waives all objections. Each of the parties hereto represent that it has read this Letter Agreement, that it understands fully all of its terms and that it enters into this Letter Agreement voluntarily and of its own free will and fully and completely accepts the terms of this Letter Agreement. This Letter Agreement may be executed and delivered by email, facsimile or other electronic transmission. The operation of Sections 5, 8, 11, 12, 13 and 14 hereof shall survive the execution and any termination or expiration of this Letter Agreement and remain in full force and effect at all times thereafter.

If this is consistent with your expectations and objectives, please so indicate by signing this letter where indicated below and returning one copy to us at your earliest convenience.

Very truly yours,
TVI CORPORATION

By:
Richard Priddy, President and CEO

ACCEPTED AND AGREED BY: FISHER SCIENTIFIC COMPANY, LLC.

By:	/s/ Karl Shaw
Name:	Karl Shaw
Title:	Director
Date:	May 1, 2002

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[Fisher Scientific Letterhead]

GUARANTY

A.	TVI Corporation (hereinafter referred to as “Seller”), having its principal place of business at 7100 Holladay Tyler Road, Glen Dale, Maryland, hereby represents and warrants that all Products (including their packaging, labeling and shipping) comprising each shipment or other delivery hereinafter made by Seller (hereinafter referred to as “Products”) to or on the order of Fisher Scientific L.L.C., a Delaware limited liability company, having its principal place of business at 2000 Park Lane, Pittsburgh, PA 15275 or to any of its branches, divisions, subsidiaries, affiliates, or any of their customers (hereinafter collectively referred to as “Fisher”), as of the date of such shipment or delivery, conform to representations and warranties made by Seller in its advertising, product labeling and literature.

B.	Intentionally Omitted

C.	Seller hereby agrees that it will reimburse Fisher for all reasonable out-of-pocket costs and expenses incurred in connection with any product corrective action or recall relating to the Products which is requested by Seller or required by any governmental entity.

D.	Seller agrees to procure and maintain on an occurrence form basis product liability insurance with respect to the Products with insurer(s) having Best’s rating(s) of A-or better, naming Fisher as an additional insured (Broad Form Vendors Endorsement), with minimum limits in each case of $1,000,000. Seller shall promptly furnish to Fisher a certificate of insurance and renewal certificates of insurance evidencing the foregoing coverages and limits. The insurance shall not be canceled, reduced or otherwise changed without providing Fisher with at least ten (10) days prior written notice.

E.	Seller agrees to and shall protect, defend, indemnify and hold harmless Fisher from any and all claims, actions, costs, expenses and damages, including reasonable attorney’s fees and expenses arising out of: (i) any actual or alleged infringement of a United States patent, trademark or copyright in the design, composition, use, sale, advertising or packaging of the Products; (ii) any breach of the representations or warranties set forth in this Guaranty; (iii) the sale or use of the Products where such liability results from the act or omission of Seller (whether for breach of warranty, strict liability in tort, negligence or otherwise).

F.	Intentionally Omitted

G.	Intentionally Omitted

H.	If the Products to be furnished by Seller are to be used in the performance of a U.S. Government contract or subcontract those clauses of the applicable U.S. Government procurement regulation which are mandatory required by Federal Statute to be included in U.S. Government subcontracts shall be incorporated herein by reference including, without limitation, the Fair Labor Standards Act of 1938, as amended.

I.	Intentionally Omitted

J.	The agreements and obligations of Seller set forth in this Guaranty are in consideration of purchases made by Fisher from Seller and said obligations are in addition to any obligations of Seller to Fisher or Fisher to Seller. This Guaranty shall be effective upon the first sale to Fisher of any Product by Seller, and the obligations of Seller under this Guaranty shall be in effect until the termination of the Distributor Agreement between Seller and Fisher. In the event that any of the terms and conditions of this Guaranty conflict with the terms and conditions of the Distributor Agreement between Seller and Fisher, the terms and conditions of the Distributor Agreement shall control.

SELLER	FISHER SCIENTIFIC COMPANY

TVI Corporation	/s/ Karl Shaw
Name Under Which Seller’s Business is Conducted	Signature of Authorized Representative

/s/ Richard Priddy	Director 5/1/02
Signature of Authorized Representative	Title Date

CEO 4/26/02
Title Date